Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE REPORTS RESULTS FOR THIRD QUARTER 2017

ELYRIA, Ohio - (November 7, 2017) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended September 30, 2017.

Highlights

•
Reported net sales decreased 6.4% to $250.9 million compared to the third quarter last year. Excluding the divested Garden City Medical, Inc. (GCM), constant currency net sales(a) decreased 4.5% compared to the third quarter last year.

•	Constant currency sequential net sales(b) increased 3.7% compared to second quarter 2017 driven by increases in the Europe, North America/Home Medical Equipment (NA/HME) and Asia/Pacific segments.

•
Gross margin as a percentage of net sales increased 80 basis points to 28.2% compared to the third quarter last year, principally as a result of the strategic mix shift toward mobility and seating products and reduced freight costs.

•
Operating loss increased by $8.5 million to $5.9 million compared to the third quarter last year. Excluding a $7.4 million gain on sale of the GCM business realized in the third quarter of 2016, the operating loss increased by $1.1 million primarily due to lower net sales.

•	GAAP loss per share was $0.57 and adjusted net loss per share(c) was $0.41 in the third quarter 2017.

•	Free cash flow(d) usage was $4.8 million in the third quarter 2017, which was $17.7 million more favorable than the second quarter 2017.

Key Indicators of the Transformation(1)

(in millions USD)	Phase Two Indicators(1)	Q3 17	Q3 16	$ Change	% Change
Net Sales	ò	$250.9	$268.1	$(17.2)	(6.4)%
Constant Currency Net Sales, excluding GCM	ò	$248.0	$259.8	$(11.8)	(4.5)%
Gross Margin % of Net Sales	ñ	28.2%	27.4%		80 bps
Gross Profit	ò	$70.7	$73.4	$(2.7)	(3.7)%
Constant Currency SG&A, excluding GCM	ñ	$75.2	$76.6	$(1.4)	(1.9)%
Free Cash Flow	ò	$(4.8)	$1.5	$(6.2)	(426.0)%
EBITDA		$(2.2)	$(1.1)	$(1.1)	(98.2)%
(1)As previously disclosed, the key indicators of the transformation noted in this table are measures of progress used by the company as it moves through its three-phase transformation from a generalist durable medical equipment company toward one more focused on clinically complex products and solutions.

CEO Summary

"In the third quarter, constant currency sequential net sales grew 3.7% compared to the second quarter of 2017 driven by the Europe, NA/HME and Asia/Pacific segments. We are pleased to see this turn in sequential sales growth in NA/HME, which is largely the result of new product offerings and increased commercial effectiveness," said Matthew E. Monaghan, chairman, president and chief executive officer. "Also during the quarter, the company's continued focus on cash resulted in a $17.7 million improvement in free cash flow compared to the second quarter 2017 driven by inventory reductions. In parallel, we remain focused on deploying quality best practices and improving the fundamental way we do business globally. With our continued focus on quality, new product launches, product mix, cost reductions and free cash flow, we are making progress on our journey to achieve our long-term earnings objectives and to create shareholder value."

Q3 17 Segment Results

(in millions USD)	Net Sales				Operating Income (Loss)
	Q3 17	Q3 16	Reported % Change	Constant Currency % Change	Q3 17	Q3 16	% Change
Europe	$143.3	$141.7	1.1%	(0.5)%	$12.0	$11.6	3.0%
NA/HME	79.5	99.3	(19.9)	(20.3)	(12.4)	(11.0)	(13.1)
NA/HME, excluding GCM	79.5	90.9	(12.6)	(12.9)	(12.4)	(11.4)	(8.8)
IPG	14.0	15.3	(8.9)	(9.1)	1.2	1.5	(19.7)
Asia/Pacific	14.1	11.7	20.4	17.9	0.4	(0.6)	169.2

Europe - Compared to the third quarter last year, the slight decline in constant currency net sales was driven primarily by respiratory products, partially offset by increases in mobility and seating products. Operating income increased compared to the third quarter last year principally due to favorable net sales mix partially offset by unfavorable manufacturing variances and increased SG&A expense.

North America/Home Medical Equipment - Constant currency net sales decreased in all categories compared to the third quarter last year, though mostly in lifestyle and respiratory products. Mobility and seating sales were a lesser part of the year-over-year net sales decline. Compared to the second quarter 2017, sequential net sales improved 1.6% driven by mobility and seating and lifestyle products. Operating loss increased compared to the third quarter last year primarily related to net sales declines and unfavorable manufacturing variances partially offset by reduced freight, research and development, SG&A expense and favorable sales mix.

Institutional Products Group (IPG) - Net sales decreased in all product categories compared to the third quarter last year, as the segment continues its customer mix shift within the long-term care channel. Operating income declined as reduced SG&A expense, primarily due to lower employment and freight costs, was more than offset by a net sales decline and increased warranty expense.

Asia/Pacific - Constant currency net sales increased in all product categories compared to the third quarter last year but principally related to mobility and seating products. Operating income increased significantly as a result of increased net sales, favorable net sales mix, and reduced SG&A and research and development expenses.

Additional Highlights

•	On July 24, 2017, the company successfully satisfied FDA requirements under the consent decree to resume full operations at the Corporate and Taylor Street manufacturing facility in Elyria, Ohio.

•
On August 11, 2017, the company launched the Invacare® TDX® SP2 Power Wheelchair with LiNX® Technology and Ultra Low Maxx Seating. LiNX informatics technology includes a touch screen display; wireless programming and remote monitoring for better clinical evaluations; easy, intuitive programming; and great connected functionality for providers.

•
On October 24, 2017, the company expanded its product informatics offering via the launch of the enhanced Invacare® Platinum® Mobile Oxygen Concentrator with Connectivity. Following the launch of LiNX® technology, this is the company’s second application of product informatics.

Outlook

The company has been executing a multi-year strategic transformation of its overall approach to quality, product mix, commercial execution, supply chain and engineering changes. The company is increasingly focused on solutions that provide the greatest clinical benefit to patients and help healthcare providers be most effective. These changes apply globally, although the efforts to drive change have been most intensely focused in North America. Part of this strategy has been to diminish sales of less clinically valuable products. Following a positive turn in sequential net sales growth after several quarters of transformation work, the company expects North America/HME net sales to continue to improve sequentially in the fourth quarter 2017 versus third quarter

2017. The company is gradually applying the transformation to the Europe segment, which may slightly reduce the segment's net sales as it begins to shift its product mix toward more clinically valued, higher-margin products. Regarding the IPG segment, the company expects its new go-to-market strategy within the capital selling environment to continue to take time to yield growth. In order to provide shareholder value, the company continues to prioritize its emphasis on a culture of quality excellence and achieving its long-term earnings potential.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its third quarter 2017 financial results on Wednesday, November 8, 2017 at 8:30 AM ET. Those wishing to participate in the live call should dial 866-719-0110, or for international callers 719-234-0008, and enter Conference ID 2637579. A simultaneous webcast of the call will be accessible at https://calltower.adobeconnect.com/invacare3q2017/event/registration.html. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 2637579 through November 15, 2017. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental warning letters or enforcement actions; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives; possible adverse effects on the company’s liquidity that may result from delays in the implementation or realization of benefits from its current business initiatives; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF LOSS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Net sales	$250,906	$268,145	$716,146	$800,734
Cost of products sold	180,166	194,703	515,239	585,837
Gross Profit	70,740	73,442	200,907	214,897
Selling, general and administrative expenses	75,921	77,705	224,155	229,261
Gain on sale of business	—	(7,386)	—	(7,386)
Charges related to restructuring activities	703	508	8,973	1,299
Operating Income (Loss)	(5,884)	2,615	(32,221)	(8,277)
Net loss (gain) on convertible debt derivatives	2,550	(1,192)	2,700	(2,282)
Interest expense - net	6,707	4,402	15,733	11,021
Loss before Income Taxes	(15,141)	(595)	(50,654)	(17,016)
Income tax provision	3,450	4,425	8,225	8,200
Net Loss	(18,591)	(5,020)	(58,879)	(25,216)

Net Loss per Share—Basic	$(0.57)	$(0.15)	$(1.80)	$(0.78)

Weighted Average Shares Outstanding—Basic	32,867	32,465	32,725	32,484

Net Loss per Share—Assuming Dilution *	$(0.57)	$(0.15)	$(1.80)	$(0.78)

Weighted Average Shares Outstanding—Assuming Dilution	33,372	32,610	33,086	32,589
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Net loss per share - assuming dilution*	$(0.57)	$(0.15)	$(1.80)	$(0.78)
Weighted average shares outstanding- assuming dilution	32,867	32,465	32,725	32,484
Net loss	(18,591)	(5,020)	(58,879)	(25,216)
Income tax provision	3,450	4,425	8,225	8,200
Loss before Income Taxes	(15,141)	(595)	(50,654)	(17,016)
Amortization of discount on convertible debt	2,643	1,588	6,094	3,809
Gain on sale of business	—	(7,386)	—	(7,386)
Net loss (gain) on convertible debt derivatives	2,550	(1,192)	2,700	(2,282)
Adjusted Loss before Income Taxes	(9,948)	(7,585)	(41,860)	(22,875)
Adjusted Income Taxes	3,450	4,425	7,705	7,925
Adjusted Net Loss(f)	$(13,398)	$(12,010)	$(49,565)	$(30,800)

Weighted Average Shares Outstanding - Assuming Dilution	32,867	32,465	32,725	32,484
Adjusted Net Loss per Share - Assuming Dilution(c) *	$(0.41)	$(0.37)	$(1.51)	$(0.95)

Adjusted net loss per share (Adjusted EPS) and adjusted net loss are non-GAAP financial measures, which are defined at the end of the release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO EBITDA(e)

(In thousands)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
Net Loss	$(18,591)	$(5,020)	$(58,879)	$(25,216)
Income tax provision	3,450	4,425	8,225	8,200
Interest expense - net	6,707	4,402	15,733	11,021
Net loss (gain) on convertible debt derivatives	2,550	(1,192)	2,700	(2,282)
Operating Income (Loss)	(5,884)	2,615	(32,221)	(8,277)
Gains on sale of businesses	—	(7,386)	—	(7,386)
Depreciation and amortization	3,646	3,642	10,958	10,911
EBITDA(e)	$(2,238)	$(1,129)	$(21,263)	$(4,752)

"EBITDA" is a non-GAAP financial measure, which is defined at the end of the release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America/Home Medical Equipment (NA/HME), Institutional Products Group (IPG), Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $27,066,000 and $87,123,000 for the three and nine months ended September 30, 2017, respectively, compared to $33,240,000 and $104,543,000 for the three and nine months ended September 30, 2016, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Nine Months Ended
(In thousands)	September 30			September 30
	2017	2016	Change	2017	2016	Change
Revenues from external customers
Europe (1)	$143,281	$141,738	$1,543	$391,274	$399,504	$(8,230)
NA/HME (1)	79,516	99,323	(19,807)	241,467	317,695	(76,228)
IPG	13,975	15,343	(1,368)	45,668	49,702	(4,034)
Asia/Pacific	14,134	11,741	2,393	37,737	33,833	3,904
Consolidated	$250,906	$268,145	$(17,239)	$716,146	$800,734	$(84,588)

Operating income (loss)
Europe (1)	$11,987	$11,638	$349	$24,164	$24,550	$(386)
NA/HME (1)	(12,446)	(11,007)	(1,439)	(34,267)	(24,065)	(10,202)
IPG	1,202	1,497	(295)	4,572	4,453	119
Asia/Pacific	387	(559)	946	(161)	(1,599)	1,438
All Other	(6,311)	(5,832)	(479)	(17,556)	(17,703)	147
Charge related to restructuring activities	(703)	(508)	(195)	(8,973)	(1,299)	(7,674)
Gain on sale of business	—	7,386	(7,386)	—	7,386	(7,386)
Consolidated operating income (loss)	(5,884)	2,615	(8,499)	(32,221)	(8,277)	(23,944)
Net (loss) gain on convertible derivatives	(2,550)	1,192	(3,742)	(2,700)	2,282	(4,982)
Net Interest expense	(6,707)	(4,402)	(2,305)	(15,733)	(11,021)	(4,712)
Loss before income taxes	$(15,141)	$(595)	$(14,546)	$(50,654)	$(17,016)	$(33,638)

__________
“All Other” consists of unallocated corporate selling, general and administrative expenses and intercompany profits, which do not meet the quantitative criteria for determining reportable segments.

(1) During the first quarter of 2017, a subsidiary, formerly included in the Europe segment, was transferred to the NA/HME segment as the subsidiary is managed by the NA/HME segment manager effective January 1, 2017. This restatement increased revenues from external customers by $1,300,000 and $3,738,000 and operating loss by $15,000 and $165,000 for the three and nine months ended September 30, 2016, respectively, for NA/HME with an offsetting impact on Europe.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales change as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)) as well as net sales further adjusted to exclude the impact of the sale of the GCM on September 30, 2016 which was not deemed a discontinued operation for financial reporting purposes. The current year functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended September 30, 2017 compared to September 30, 2016:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	1.1%	1.6%	(0.5)%
NA/HME	(19.9)	0.4	(20.3)
IPG	(8.9)	0.2	(9.1)
Asia/Pacific	20.4	2.5	17.9
Consolidated	(6.4)	1.1	(7.5)

	Reported	Impact of GCM	Reported excluding GCM
NA/HME	(19.9)%	(7.3)%	(12.6)%
Consolidated	(6.4)	(3.0)	(3.4)

	Constant Currency	Impact of GCM	Constant Currency excluding GCM
NA/HME	(20.3)%	(7.4)%	(12.9)%
Consolidated	(7.5)	(3.0)	(4.5)

Nine months ended September 30, 2017 compared to September 30, 2016:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	(2.1)%	(2.9)%	0.8%
NA/HME	(24.0)	0.1	(24.1)
IPG	(8.1)	—	(8.1)
Asia/Pacific	11.5	2.3	9.2
Consolidated	(10.6)	(1.4)	(9.2)

	Reported	Impact of GCM	Reported excluding GCM
NA/HME	(24.0)%	(7.0)%	(17.0)%
Consolidated	(10.6)	(3.1)	(7.5)

	Constant Currency	Impact of GCM	Constant Currency excluding GCM
NA/HME	(24.1)%	(7.0)%	(17.1)%
Consolidated	(9.2)	(3.1)	(6.1)

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (UNAUDITED)

The following tables provide net sales at reported rates for the quarters ended September 30, June 30, and March 31, 2017, respectively, and net sales for the quarters ended September 30 and June 30, 2017, respectively, as translated at the foreign exchange rates for the quarter ended March 31, 2017 with each then compared to the most recent prior period's net sales (constant currency sequential net sales(b)).

	Q3 17 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q3 17 at Q1 17 Foreign Exchange Rates	Q2 17 at Q1 17 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$143,281	$(9,931)	$133,350	$126,226	$7,124	5.6%
NA/HME	79,516	(447)	79,069	77,791	1,278	1.6
IPG	13,975	(34)	13,941	15,335	(1,394)	(9.1)
Asia Pacific	14,134	(448)	13,686	12,114	1,572	13.0
Consolidated	$250,906	$(10,860)	$240,046	$231,466	$8,580	3.7%

	Q2 17 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	Q2 17 at Q1 17 Foreign Exchange Rates	Q1 17 at Reported Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$128,485	$(2,259)	$126,226	$119,508	$6,718	5.6%
NA/HME	77,689	102	77,791	84,262	(6,471)	(7.7)
IPG	15,320	15	15,335	16,373	(1,038)	(6.3)
Asia Pacific	12,023	91	12,114	11,580	534	4.6
Consolidated	$233,517	$(2,051)	$231,466	$231,723	$(257)	(0.1)%

	Q1 17 at Reported Foreign Exchange Rates	Q2 17 at Q1 17 Foreign Exchange Rates	Q3 17 at Q1 17 Foreign Exchange Rates	Q2 17 vs Q1 17 Sequential Growth %	Q3 17 vs Q2 17 Sequential Growth %
Europe	$119,508	$126,226	$133,350	5.6%	5.6%
NA/HME	84,262	77,791	79,069	(7.7)	1.6
IPG	16,373	15,335	13,941	(6.3)	(9.1)
Asia Pacific	11,580	12,114	13,686	4.6	13.0
Consolidated	$231,723	$231,466	$240,046	(0.1)%	3.7%

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2017	December 31, 2016
	(In thousands)
Assets
Current Assets
Cash and cash equivalents	$155,964	$124,234
Trade receivables, net	126,587	116,307
Installment receivables, net	1,685	1,368
Inventories, net	143,775	135,644
Other current assets	31,345	31,519
Total Current Assets	459,356	409,072
Other Assets	87,099	29,687
Intangibles	30,882	29,023
Property and Equipment, net	76,746	75,359
Goodwill	401,291	360,602
Total Assets	$1,055,374	$903,743
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$80,445	$88,236
Accrued expenses	114,012	110,095
Current taxes payable	4,957	7,269
Short-term debt and current maturities of long-term obligations	1,940	15,261
Total Current Liabilities	201,354	220,861
Long-Term Debt	238,912	146,088
Other Long-Term Obligations	179,083	114,407
Shareholders’ Equity	436,025	422,387
Total Liabilities and Shareholders’ Equity	$1,055,374	$903,743

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30		September 30
	2017	2016	2017	2016
Net cash provided (used) by operating activities	$(2,899)	$4,446	$(53,367)	$(49,385)
Plus:
Sales of property and equipment	21	9	211	29
Less:
Purchases of property and equipment	(1,885)	(2,994)	(7,389)	(6,797)
Free Cash Flow(d)	$(4,763)	$1,461	$(60,545)	$(56,153)

Definitions of Non-GAAP Financial Measures
(a) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and nine months ended September 30, 2017 and September 30, 2016, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.

(b) As used throughout this document, "constant currency sequential net sales" is a non-GAAP financial measure in which a given quarter's net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the quarter ended March 31, 2017. A table accompanying this release compares net sales for the three months ended September 30, 2017 and June 30, 2017 to the most recent prior quarter for each period, respectively, with all periods translated at the foreign exchange rates for the three months ended March 31, 2017. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Sequential Net Sales" table included in this press release.

(c) As used throughout this document, "adjusted net loss per share" (Adjusted EPS) is a non-GAAP financial measure, which is defined as adjusted net loss(f) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Statement of Operations included in this press release.
(d) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Balance Sheets included in this press release.

(e) As used throughout this document, "EBITDA" is a non-GAAP financial measure, which is defined as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives, gain on sale of business, and depreciation and amortization. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included in this press release.

(f) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($2.6 million and $6.1 million pre-tax for the three and nine months ended September 30, 2017, respectively, compared to $1.6 million and $3.8 million pre-tax for the three and nine months ended September 30, 2016), gain on sale of business ($7.4 million for the three and nine months ended September 30, 2016), and net loss (gain) on convertible debt derivatives (net loss of $2.6 million and $2.7 million for the three and nine months ended September 30, 2017, respectively, compared to net gains of $1.2 million and $2.3 million for the three and nine months ended September 30, 2016, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.